SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Event Requiring Report: December 13, 2000

                         Commission file number 2-90519

                            CENTURY LABORATORIES, INC.
                   (Name of small business issuer in its charter)

          Delaware                                               72-0510027
(State  or  other  jurisdiction  of                           (I.R.S. Employer
 incorporation  or  organization)                            Identification No.)

                         730  2nd  Street
                    Santa  Rosa,  CA  95402-3588
              (Address  of  principal  executive  offices)  (Zip  Code)

               Issuer's  telephone  number:  (707)935-6945


Item  1.  CHANGES  IN  CONTROL  OF  REGISTRANT

     On July 3, 2000, the Company entered into a Stock Purchase Agreement with Robert Bryan, whereupon, among other things, Robert Bryan and/or Assigns, acquired 4,766,320 of newly issued shares of the Company's common stock resulting in 10,000,000 shares being issued and outstanding, in return for $200,000 or, at a price of $0.042 per share. This transaction was consummated on July 21, 2000.

Item  5.  OTHER  EVENTS

     On August 21, the Company increased its authorized number of shares from 10,000,000 shares of common stock to 65,000,000 shares of common stock at $0.001 par value and, 1,000,000 shares of preferred stock to 10,000,000 shares of preferred stock at $0.001 par value.

     On November 27, 2000, the Company enacted a 20 to 1 stock reverse split. The Corporation believes that it is necessary to effectuate this reverse split in order to avoid the continued depression of the Corporation's stock price and, in order to secure financing which must be obtained for the Corporation to continue to exist as a going concern. Prior to the 20:1 reverse split, the Company had 10,000,000 shares issued and outstanding. As a result of the 20:1 reverse split, the Company now has 500,000 shares issued and outstanding.

Item  6.  RESIGNATIONS  OF  REGISTRANTS  DIRECTORS

     On August 18, 2000, Edwin Mendlinger resigned as President, Vice-President, Treasurer and Director of the Company. On August 18, 2000, Louis Birner resigned as Secretary and Director of the Company.

     On  August  18,  2000,  Robert  Bryan  was  appointed  as  President,
Vice-President,  Treasurer,  Secretary  and  Director  of  the  Company.


EXHIBITS

 Exhibit    Exhibit
 Number     Description
________    ________________________________________________________
   3.1      Certificate  of  Amendment  of  Incorporation  from  the  State  of
            Delaware

   4        Resolution  increasing  authorization  of  shares

   4.1      Resolution  authorizing  reverse  split

   10       Stock  Purchase  Agreement

   10.1     Amendment  to  Stock  Purchase  Agreement

   17       Resignation  of  officers  and  directors

   17.1     Appointment  of  Officers  and  Directors

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized this 15th day of December, 2000.



     By  /s/_________________
     Robert  Bryan,  President